AGREEMENT

This Agreement (the “Agreement”) is executed this 6th day of December, 2013, by and between Delta Apparel, Inc., a Georgia corporation with a principal place of business at 322 South Main Street, Greenville, South Carolina 29601 ("Delta"), on the one hand, and IMG Worldwide, Inc., an Ohio corporation, with a principal place of business at 5000 Sawgrass Village Circle, Suite 30, Ponte Vedra Beach, Florida 32082 (“IMG”) on the other hand. Delta and IMG may be collectively referred to herein as the “Parties.”

RECITALS

A.
Salt Life Holdings, LLC ("Salt Life") and IMG entered into an agency agreement effective November 22, 2010, which was subsequently amended February 3, 2011, and October 27, 2011 (the "Salt Life Agency Agreement").

B.
Delta, Salt Life, and IMG, as agent on behalf of Salt Life, entered into: (i) a Standard Retail Product License Agreement for Salt Life branded apparel, headwear, accessories and decals effective January 1, 2011, and subsequently amended February 13, 2013; (ii) a Standard Retail Product License Agreement for Salt Life branded footwear effective January 10, 2012, and subsequently amended February 13, 2013; (iii) a Standard Retail Product License Agreement for Salt Life branded bags and luggage effective January 1, 2011, and subsequently amended February 13, 2013; and (iv) an E-Commerce Agreement for a Salt Life branded e-commerce site effective November 1, 2010, and subsequently amended June 27, 2012, and February 13, 2013 (collectively, the "License Agreements");

C.
On August 27, 2013, Delta's wholly-owned subsidiary, To The Game, LLC (“The Game”), purchased substantially all of the assets and properties of Salt Life and the Salt Life brand (the "Salt Life Transaction") and, pursuant to the Salt Life Transaction, it was agreed between Salt Life and The Game that any royalties or other amounts due from third party Salt Life licensees Board The Earth, LLC, Absolutely Natural, Inc., and Bimini Bay Outfitters, Ltd. less agency fees (the "3rd Party Royalties") based on sales of Salt Life branded products on or before August 27, 2013, would be payable to Salt Life, and any 3rd Party Royalties based on sales of Salt Life branded products after August 27, 2013, would be payable to The Game;

D.	Per separate agreement between Salt Life and IMG, the Salt Life Agency Agreement has been terminated effective August 28, 2013;

E.	Per separate agreements between Delta and IMG of even date herewith, the License Agreements have been terminated effective August 28, 2013; and

F.
Delta and IMG wish to resolve any and all claims, liabilities or disputes concerning or otherwise related in any way to the Salt Life Agency Agreement and/or the License Agreements, including but not limited to any breach, alleged breach or the termination thereof, as well as any and all claims or disputes concerning or otherwise related in any way to the Salt Life Transaction, including any and all claims, liabilities or disputes Delta or IMG may have with or against each other and any and all claims, liabilities or disputes IMG may have with or against Salt Life or the individual owners of Salt Life.

AGREEMENT

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants contained herein, and other good and valuable considerations, the parties agree as follows:

1.	The Game Payment. The Game shall pay IMG Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00) in accordance with the following schedule:

(a)    On or before December 31, 2013, a one-time installment of One Million Five Hundred Fifty Thousand and 00/100 Dollars ($1,550,000.00).

(b)    Commencing on March 15, 2014, ten (10) quarterly installments of One Hundred Ninety Five Thousand and 00/100 Dollars ($195,000.00) payable on the fifteenth (15th) day of each March, June, September and December, with the final such installment due on June 15, 2016.

2.
New Agency Agreement. The Game and IMG agree to enter into an agency agreement of even date herewith for IMG's licensing representation of the Salt Life brand with respect to the products and/or services mutually agreed to therein (the "New Agency Agreement").

3.
Release by IMG. Concurrently and effective upon IMG's execution of the Agreement, IMG hereby releases and absolutely and forever discharges Delta, individually, Delta’s affiliates and subsidiaries, including but not limited to The Game, Delta’s and its affiliates’ and subsidiaries’ respective executors, administrators, trustors, trustees, beneficiaries, predecessors, successors, assigns, members, shareholders, partners, partnerships, officers, directors, principals, agents, licensees, servants, employees, representatives, attorneys and accountants, and Salt Life and Salt Life's individual owners, including but not limited to Roger L. Combs, Sr., Donald R. Combs, Richard Thompson and Michael T. Hutto, and Salt Life's and its affiliates’ executors, administrators, trustors, trustees, beneficiaries, predecessors, successors, assigns, members, shareholders, partners, partnerships, officers, directors, principals, agents, servants, employees, representatives, attorneys and accountants (the foregoing are individually referred to herein as a "Released Party" and collectively as the "Released Parties"), of and from any and all claims, demands, damages, debts, liabilities, accounts, obligations, payments, costs, expenses, attorneys’ fees, liens, security interests, actions and causes of action of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, which IMG may now have, own or hold or at any time theretofore ever had, owned or held or may hereafter have, own or hold, collectively or individually, against any Released Party based upon, arising out of or relating to the Salt Life Agency Agreement and/or the License Agreements, including but not limited to any breach, alleged breach or the termination thereof or any royalties, advances, minimum guarantees, marketing fees or any other amounts past or presently due by Delta or that may be due by Delta thereunder, or the Salt Life Transaction.

4.
IMG Payment of 3rd Party Royalties. Within fifteen (15) days of the date this Agreement is fully executed by both Parties, IMG shall: (i) pay to Salt Life all 3rd Party Royalties based on sales of Salt Life branded products on or before August 27, 2013; and (ii) pay to The Game all 3rd Party Royalties based on sales of Salt Life branded products after August 27, 2013, and through September 30, 2013.

5.
No Transfer of Claims. IMG warrants and represents that it has not previously assigned or transferred, whether in whole or in part, any of the claims it may have or has had against Delta, The Game or any other Released Party in connection with the matters encompassed by the Agreement.

6.
No Warranties or Representations. Neither party to this Agreement has made any representations or warranties to the other party in order to induce execution of this Agreement. Both Parties acknowledge and agree that they have not relied on any representation or warranty of the other party in executing this Agreement except as is expressly a part of the Agreement.

7.
Waiver of Claims by the Parties. Each of the Parties acknowledges that it is aware that it or its attorneys, agents, consultants, employees or accountants may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the matters encompassed by the Agreement or the other parties hereto, but it is the intention of Delta and IMG to fully, finally, and forever settle and release all of the matters encompassed by the Agreement. Further, the release herein given by IMG shall be and remain in effect as a full and complete release notwithstanding discovery or existence of any such additional or different claims or facts.

8.
No Admission of Liability; Press Release. Nothing in this Agreement will be construed as any admission of any wrongful act or liability on the part of the Parties hereto, Salt Life or their respective parent companies, affiliates, subsidiaries, officers, directors, employees or agents. The Parties will prepare a mutually acceptable press release to be issued with respect to this Agreement and the New Agency Agreement (the "Press Release").

Other than the Press Release, IMG will not disseminate any press release or similar official public announcement regarding the Agreement and/or the New Agency Agreement. Notwithstanding the foregoing, Delta will not be prohibited in any way from complying with its reporting obligations as a publicly-traded company regulated by the Securities and Exchange Commission, including the filing of the Agreement with the Securities and Exchange Commission if necessary.

9.
Intended Third Party Beneficiaries. The Parties hereby agree and acknowledge that each Released Party other than Delta, including but not limited to The Game, Salt Life and the individual owners of Salt Life, is an intended third party beneficiary of this Agreement, including, without limitation, the release contained in Section 3 hereof.

10.
Integration. Except as expressly set forth herein, it is the intention of the parties that this Agreement shall be effective as a full and final settlement and release of all claims relating to or arising out of the Salt Life Agency Agreement and/or the License Agreements, including but not limited to any breach, alleged breach or the termination thereof, or the Salt Life Transaction (as between Delta, its affiliates and subsidiaries, and IMG). This Agreement, including the recitals set forth herein, the agreements referenced in Sections D and E of the recitals, and the New Agency Agreement, constitute the entire agreement and understanding among the Parties with respect to the matters contained herein and supersede any and all prior discussions, negotiations or agreements, whether oral or in writing, between the Parties with respect to such matters.

11.
Amendment; Modification; Rescission; or Termination. This Agreement may not be amended, modified, rescinded, or terminated except by written instrument signed by the Parties hereto or their successors or assigns.

12.
Successor and Assigns/Applicable Law. The Agreement is binding upon the parties and their respective successors and assigns and will be governed and interpreted in accordance with the laws of the State of Georgia.

13.
Severability. If for any reason any provision of the Agreement is determined to be invalid or inoperative, the validity and effect of the other provisions hereof will not be affected thereby, provided that no such severability will be effective if it causes a material detriment to any party.

14.	Descriptive Headings. The headings used herein are descriptive only and for the convenience of identifying provisions, and are not determinative of the meaning or effect of any such provisions.

15.
Authority. Each person who signs this Agreement represents and warrants that he or she has the authority and capacity to act on behalf of the party for whom he or she is signing and to bind the party and all who might claim through it to the terms of this Agreement.

16.
Counterparts. This Agreement may be executed in counterparts, each of which shall be effective and all of which shall be deemed a single agreement. Evidence of execution of this Agreement may be delivered by facsimile, which facsimile shall be deemed an original and shall be admissible to the same extent as an original Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement as of the date first set forth above.

On behalf of:                        On behalf of:
Delta Apparel, Inc.                    IMG Worldwide, Inc.
a Georgia corporation                    an Ohio corporation

By:    /s/ Robert W. Humphreys            By: /s/ Wesley Haynes

Its:    Chairman & CEO                Its: SVP, Licensing